Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2012 (August 3, 2012, as to Note 28, Segment and Geographic Information and Note 33, Subsequent Events), relating to the consolidated financial statements of Ally Financial Inc., and our report dated February 28, 2012, relating to the effectiveness of Ally Financial Inc.’s internal control over financial reporting, appearing in the Current Report on Form 8-K of Ally Financial Inc. filed August 3, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Detroit, Michigan

August 24, 2012